                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                      Insight Communications Company, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45768V108
    ------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
    ------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ ] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [X] Rule 13d-1(d)

----------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

               Vestar Capital Partners III, L.P.
               13-3297584
  ------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [ ]
                                                                 (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC USE ONLY

  ------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
  ------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

    NUMBER OF            2,821,723
      SHARES       -------------------------------------------------------
   BENEFICIALLY    6.  SHARED VOTING POWER
     OWNED BY
       EACH              0
    REPORTING      -------------------------------------------------------
      PERSON       7.  SOLE DISPOSITIVE POWER
       WITH
                         2,821,723
                  -------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                         0
  ------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,821,723
  ------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
                                                                  [ ]
  ------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.6%
  ------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON*

              PN
  ------------------------------------------------------------------------

    * SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1(a)    Name of Issuer:

             Insight Communications Company, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             810 Seventh Avenue, New York, NY  10019

Item 2(a)    Name of Person Filing:

             Vestar Capital Partners III, L.P.

Item 2(b)    Address of Principal Business Office:

             The address of the principal business office of each of the Reporting Persons is 245 Park Avenue, 41st Floor, New York, NY 10167.

Item 2(c)    Citizenship:

             Delaware.

Item 2(d)    Title of Class of Securities:

             Class A Common Stock

Item 2(e)    CUSIP No.:

             45768V108

Item 3       Not Applicable.

Item 4       Ownership:

             (a) Amount Beneficially Owned:

             2,821,723

             (b) Percent of Class:

             5.6%

             (c) Sole power to vote or direct the vote or to dispose or direct the disposition is held as indicated above in this item.

Item 5       Ownership of Five Percent or Less of a Class:

             Not applicable.

Item 6       Ownership of More Than Five Percent on Behalf of Another Person:

             No partner of the reporting partnership has an indirect interest in shares of Common Stock which exceed 5% of the shares outstanding at December 31, 2003.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable.

Item 8       Identification and Classification of Members of the Group:

             Not applicable.

Item 9       Notice of Dissolution of Group:

             Not applicable.

Item 10      Certification:

             Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 2, 2004

                                         VESTAR CAPITAL PARTNERS III, L.P.
                                         By:  Vestar Associates III, L.P.
                                         Its: General Partner

                                         By: /s/ Daniel S. O'Connell
                                             ----------------------------------
                                             Its: Managing Director